Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of AIB Acquisition Corporation (the “Company”) on Form S-1 of our report dated September 17, 2021, except for Note 1 as to which the date is October 29, 2021, with respect to our audit of the Company’s financial statements as of July 31, 2021 and for the period from June 18, 2021 (inception) through July 31, 2021, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

December 2, 2021